Exhibit 99.1

Rex Energy Announces Carroll County, Ohio Utica Prospect

And Raises Full Year and Exit Rate Guidance

•	The company has acquired the rights to lease approximately 11,000 net acres in Carroll County, Ohio prospective for the Utica Shale play

•	Borrowing base increased 50% from $160 million to $240 million

•	Second quarter 2011 EBITDAX increased 130% compared to second quarter 2010

•	Rex Energy raises its 2011 full year guidance to a range of 37.0 – 40.4 MMcfe/ day

•	2011 exit rate increased to a range of 47.0 – 53.5 MMcfe/ day

STATE COLLEGE, Pa., August 2, 2011 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq:REXX) today announced its acreage position in Carroll County, Ohio, upward revisions to the company’s full year production and exit rate guidance, its increase in borrowing base and a full year 2011capital investments budget increase. The company also highlighted financial and operational results for the second quarter of 2011.

Carroll County, Ohio – Warrior Prospect

Rex Energy has acquired the rights to lease approximately 11,000 net acres in Carroll County, Ohio (subject to title review) where the company intends to conduct exploratory operations for oil and natural gas within the Utica Shale. The company is continuing to lease acreage in this area and is planning its first well in 2012. The company expects to pay approximately $40 million or an average of $3,600 per acre.

For additional information on the Warrior Prospect, please visit the company’s website at www.rexenergy.com and refer to the updated corporate presentation.

Borrowing Base Increases to $240M

Rex Energy’s bank group voted unanimously to increase the existing revolver from $300 million to $500 million and also increased the facility’s borrowing base from $160 million to $240 million. The 50% increase is a direct result of the company’s continued success in developing proved undeveloped (PUD) locations, improving well performance and increasing estimated ultimate recoveries (EUR). The bank group has also agreed to extend the term of the facility for two years, setting maturity at September 2015. Additionally, the lower end of the interest rate grid was reduced by 25 bps.

Under the terms of the credit facility, the bank group re-determines the borrowing base semi-annually utilizing the bank’s estimates of reserves and future oil and gas prices. The company’s next redetermination is set for January of 2012.

The bank group is comprised of KeyBank N.A., which continues to lead and serve as Administrative Agent of the facility; Royal Bank of Canada; Manufacturers and Traders Trust Company; Capital One, N.A.; Bank of Montreal; Union Bank, N.A.; Wells Fargo Bank, N.A; U.S. Bank National Association; and SunTrust Bank.

Second Quarter 2011 Production and Commodity Prices

As previously announced, Rex Energy exceeded its second quarter guidance by 9% with an average production rate of 35.2 MMcfe /day. This is an 87% increase over second quarter 2010 and a 27% increase over first quarter 2011. Oil and natural gas liquids accounted for 41% of the total equivalent net production for the quarter. Natural gas production increased 184% over second quarter 2010 and 48% over first quarter 2011. Natural gas accounted for 59% of total equivalent net production for the quarter.

After the effects of cash settled derivatives, realized natural gas prices were $5.48 per Mcf, realized oil prices were $95.96 per Bbl and realized natural gas liquids prices were $54.58 per Bbl, which is approximately 53% of the NYMEX quoted average price of oil for the quarter.

Operational Update

Unless specifically stated otherwise in this operational update, all numbers are gross.

Appalachian Basin – Butler Operated Area, Pennsylvania

During the month of June, Rex processed an average of 28.4 MMcf/ day of gas through its Butler County Sarsen plant. Year-to-date through June 30, Rex drilled 22 Marcellus wells in Butler County, fracture stimulated 11 wells and placed into service 13 wells. As of June 30, the company had an inventory of 18 wells that were drilled and awaiting completion. The three well Behm pad is currently undergoing fracture stimulation and the company expects these three wells to be placed into service by late August. A table is provided below showing the well count progress in Butler County.

For the remainder of the year, Rex Energy plans to drill an additional six Marcellus wells, one Upper Devonian Shale well and one Utica Shale well in the Butler County area. Including the Upper Devonian and Utica Shale wells, the company plans to fracture stimulate an additional nine wells and place into service ten additional wells for the remainder of the year. Rex Energy will have approximately 17 wells that are drilled and awaiting fracture stimulation by year end in anticipation of commissioning a second cryogenic processing plant (the Bluestone plant) in first quarter 2012. For additional details on current drilling and completion operations, please refer to the company’s updated corporate presentation.

The corporate presentation shows that the three wells on the Talarico pad averaged 3.2 MMcfe/ day for the first 30 days of sales. Based on these increased rates and decline curve analysis from wells producing over 100 days, Rex is increasing the existing 4.4 Bcfe EUR type curve to a range of 4.4 to 5.0 Bcfe per well.

	Wells Drilled	Wells Fracture Stimulated	Wells Placed into Service	Wells Awaiting Stimulation

1Q11 Operations	6	6	10	23
2Q11 Operations	16	5	3	18
YTD 2011 Operations	22	11	13	18
FY 2011 Operations	30	20	23	17

Appalachian Basin – Westmoreland & Clearfield Counties, Pennsylvania

In Westmoreland County, Williams has drilled 14 Marcellus wells, fracture stimulated eight wells and placed into service eight wells through June 30. Williams plans to drill an additional eight Marcellus wells and fracture stimulate 18 wells and place into service an additional nine wells through the remainder of this year. Williams estimates to end the year with two wells drilled which will not be fracture stimulated until 2012. A detailed table is provided below which shows the well count progress in Westmoreland County. A summary of the current well schedule and status is also available in Rex’s corporate presentation.

Due to higher initial production rates and an increase in the producing well count, Williams is working to secure an incremental 35.0 MMcf/ day of take-away capacity on the Peoples Natural Gas line in Westmoreland County. The additional capacity is expected to be available in the fourth quarter of this year.

The average gross production from Williams’ joint venture Marcellus wells in Westmoreland County for the month of June was 21.8 MMcf / day. The eight most recent Westmoreland County wells completed during the quarter had an average five day sales rate of 4.6 MMcf / day. Based on this and previously announced results, Rex is increasing the existing 3.0 Bcf EUR type curve to a range of 4.0 to 5.0 Bcfe per well in Westmoreland County.

	Wells Drilled	Wells Fracture Stimulated	Wells Placed into Service	Wells Awaiting Stimulation

1Q11 Operations	7	0	0	13
2Q11 Operations	7	8	8	12
YTD 2011 Operations	14	8	8	12
FY 2011 Operations	22	26	17	2

In Clearfield County, Williams drilled three Marcellus wells and placed into service one well through June 30. They plan to drill one additional well and fracture stimulate the remaining four wells during the remainder of the year.

Illinois Basin – ASP Progress

Rex Energy is continuing to observe positive responses on its Alkali-Surfactant-Polymer (ASP) Pilot at the Bridgeport Field in Illinois. The 15-acre ASP pilot project within the Middagh Unit began ASP injection during August 2010 and currently has an average oil cut for the pattern wells at 10%. In the first responding producing well, the oil cut has now increased to 20%. As the flood response continues, the company expects the amount of total fluid production to decrease while the oil cut is expected to increase. The total pattern oil response has remained relatively constant in a range between 70 - 78 gross barrels per day, with three producing wells still awaiting a significant production increase. To date, there has been no breakthrough of the ASP chemicals, which provides increasing confidence that the project is continuing to respond appropriately.

Rex Energy previously announced an increase in the 2011 capital budget that included $3 million for expansion of the ASP flood into the 58-acre Perkins Smith project area, which is directly west of the 15-acre Middagh pilot. The company has started the brine injection pre-flush of the project area and remains on track to commence ASP injection in late fourth quarter 2011.

“While we continue to be very encouraged by the ASP pilot performance to-date, it is still premature to estimate the eventual pore volume oil recovery of the pilot, or translate the preliminary response into tertiary recovery proved reserves. We should be in a position to comment more definitely on the proved reserve booking impact of this project during our third quarter earnings release call in November,” said Pat McKinney, Rex Energy’s Executive Vice President and Chief Operating Officer.

Denver Julesberg (DJ – Rockies) Basin

Rex Energy is currently working on fracture stimulation and completion operations on the Steege 1-33H well. The company expects to fracture stimulate the Shapley 14-25 in third quarter 2011.

Second Quarter Financial Results

Adjusted net income comparable to analysts’ estimates, a measure that is not recognized by United States generally accepted accounted principles (GAAP), was $3.9 million, or $0.09 per share. A full reconciliation between adjusted net income (loss) comparable to analysts’ estimates and GAAP net income (loss) before income taxes is presented in the supporting tables below. Operating revenue, including the effects of cash settled derivatives was $30.0 million for the second quarter 2011, an increase of $14.2 million over the same period in 2010. Rex Energy reported second quarter 2011 net income of $3.4 million, or $0.08 per share. Income before income taxes for the second quarter 2011 was $5.7 million, or $0.13 per share.

EBITDAX, a non-GAAP measure, was $13.3 million for second quarter 2011, up 130% compared to second quarter of 2010. The increase in EBITDAX was attributable to a higher oil and natural gas price environment as well as higher natural gas production volumes. As used in this release, “EBITDAX” means income (loss), before interest, income tax, depreciation, depletion, amortization, impairment and the other similar non-cash items. A detailed reconciliation between EBITDAX and GAAP net income (loss) is presented below.

Lease operating expenses for the three-month period ended June 30, 2011 were approximately $8.2 million. The company experienced an increase in variable expenses associated with incremental gas processing fees for new wells placed into service as well as general operating expenses related to all new wells. Due to the spring flooding in the Illinois basin, approximately $0.2 million was incurred in the second quarter to restore existing production.

Cash general and administrative expenses (G&A), which excludes the noncash expenses associated with stock based compensation was approximately $8.4 million for the quarter ending June 30, 2011. The increase in total cash G&A for the second quarter is attributable to $2.9 million in legal expense associated with the Westmoreland County leasing settlement and $1.0 million in costs related to the company’s recent management changes and additions to its technical staff.

For the quarter ending June 30, 2011, the company recognized $6.5 million in impairment expense of which $6.2 million was related to a write down of the Silo State #41 well located in the Denver-Julesburg Basin based on mid-year reserve evaluations. Rex Energy is continuing to evaluate its remaining two Niobrara wells, the Herrington Farms #1H and the BJB #1H.

Second Quarter 2011 Capital Investments

The second quarter Marcellus drilling and operational investment of $47.2 million funded the drilling of 26 gross (14 net) wells and completion of 13 gross (seven net) wells. For the first six months of 2011, Rex has drilled or participated in 39 gross (20 net) wells. Of these wells, 22 gross (13 net) wells have been placed into production while 33 gross (16.7 net) wells are in various stages of completion or waiting on pipeline connection. The company expects drilling and operational investments to be reduced for the second half of the year, attributable to the reduction of wells expected to be drilled. Total Marcellus drilling and operational investments year-to-date are $61.1 million.

Total drilling and operational capital investments for the Illinois Basin were $3.5 million in the second quarter. Of the $3.5 million spent, $1.0 million was related to preparing the Perkins Smith ASP unit for injection. The remaining $2.5 million was related to recompletions and other projects that maximize conventional oil production. Including ASP operations, the company has spent $7.9 million year-to-date in the Illinois Basin.

The company spent $8.3 million in the DJ Basin related to drilling costs on two wells, the Shapley 14-45H and the Steege 11-31H. Year-to-date, Rex Energy has spent $14.2 million which includes drilling costs for two 2011 drilling program wells and completion costs on three 2010 wells.

Total midstream and gathering investments for the second quarter totaled $6.3 million. The costs for the second quarter midstream and gathering included Rex’s portion to purchase the Bluestone plant for Butler County. Year-to-date midstream and gathering expenditures for 2011 are $12.5 million.

In the Butler operating area, Rex Energy leased approximately 5,300 gross (3,700 net) acres assuming Sumitomo elects to fully participate in their portion of the acquisitions. Of the total $8.8 million incurred on leasing during the second quarter, Rex Energy expects Sumitomo to reimburse the company $850,000 in the third quarter. The company now holds rights to approximately 63,000 gross (43,500 net) acres in the Butler Operated Area. Total net capital spent for leasing year-to-date was $24.8 million, of which $23.8 million was spent in the Marcellus area.

Including non cash quarterly accruals, total second quarter capital investments were $73.8 million. Full year-to-date capital investments totaled $121.3 million.

2011 Full Year Production and Exit Rate Guidance Increase

Due to increased efficiencies in operations, higher IP rates and the addition of 35.0 MMcf/ day of pipeline capacity in Westmoreland County, the company is increasing its full year production guidance from 34.7 – 39.4 MMcfe/ day to 37.0 – 40.4 MMcfe/ day. Additionally, the company is increasing the 2011 exit rate from 40.7 – 48.5 MMcfe/ day to 47.0 – 53.5 MMcfe/ day.

Rex Energy provides the following third quarter and updated full year 2011 guidance in the table below.

	3Q2011	Full Year 2011
Production	40.5 – 42.0 MMcfe/ day	37.0 – 40.4 MMcfe/day
Lease Operating Expense	$8.0M - $9.0M	$31.0M - $34.0M
Cash G&A	$5.3M - $6.0M	$24.0M - $25.0M
Capital Expenditures	n/a	$235.6M
December, 2011 Exit Rate	n/a	47.0 – 53.5 MMcfe/day

2011 Capital Investment Increase

Rex Energy increased its 2011 capital investment budget from $175.4 million up to $235.6 million. The $60.2 million increase is due to the following investment opportunities:

•	$41.0 million in leasing capital predominantly associated with the acreage acquisition in the Utica Shale play

•	$19.2 million related to accelerated Williams operated joint venture activity

•	Four additional wells to be drilled in 2011

•	Increased midstream construction in Westmoreland County

•	An additional 12 wells being placed into service in 2011 and the incremental capital investment associated with those wells

•	Increased fracture stimulation costs that are resulting in higher rates and EURs.

The company expects to fund the incremental capital primarily through its increased borrowing base, line of credit for its midstream partnership in Butler County, a joint venture or an asset divestiture.

CEO Position

Rex’s Board of Directors is continuing its search for a new CEO. The Board has engaged a recruiting firm which is reviewing both internal and external candidates. No timeline has been established for making an announcement.

Conference Call Information

Management will host a live conference call and webcast on Wednesday, August 3, 2011 at 10:30 a.m. ET to review second quarter financial results and operational highlights. All financial results released above and discussed on the second quarter conference call will remain subject to our independent auditor’s review. The telephone number to access the conference call is (877) 849-6312. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com. Once on the homepage, select “Investor Relations” and then “Events and Presentations.” The replay of the event and reference materials will be available on the company’s website through September 3, 2011.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the company’s plans and expectations relating to the Warrior Prospect, drilling and completion schedules, anticipated fracture stimulation activities, redetermination schedule under the credit facility, adjustments to 2011 production and exit rate guidance and estimates for lease operating and general and administrative expenses, and potential strategies for funding the increased capital budget, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements typically contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, please visit our website or contact:

www.rexenergy.com

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Bernie McClain

Manager, Financial Planning & Analysis

(814)278-7148

bmcclain@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$17,343	$11,008
Accounts Receivable	21,193	28,860
Short-Term Derivative Instruments	3,431	4,564
Deferred Taxes	1,761	—
Inventory, Prepaid Expenses and Other	1,088	1,327

Total Current Assets	44,816	45,759
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	288,737	241,586
Unevaluated Oil and Gas Properties	102,837	91,574
Other Property and Equipment	42,097	42,226
Wells and Facilities in Progress	64,351	37,393
Pipelines	4,080	4,080

Total Property and Equipment	502,102	416,859
Less: Accumulated Depreciation, Depletion and Amortization	(103,372)	(93,063)

Net Property and Equipment	398,730	323,796
Restricted Cash	2,525	16,111
Intangible Assets and Other Assets – Net	1,368	1,570
Equity Method Investments	30,579	18,399
Long-Term Derivative Instruments	2,079	1,450

Total Assets	$480,097	$407,085

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$52,315	$49,401
Accrued Expenses	24,945	10,168
Short-Term Derivative Instruments	2,418	1,860
Current Deferred Tax Liability	—	1,908

Total Current Liabilities	79,678	63,337
Senior Secured Line of Credit and Long-Term Debt	70,018	10,120
Long-Term Derivative Instruments	2,054	1,517
Long-Term Deferred Tax Liability	7,102	5,930
Other Deposits and Liabilities	850	4,283
Future Abandonment Costs	18,053	17,222

Total Liabilities	$177,755	$102,409
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 44,435,788 shares issued and outstanding on June 30, 2011 and 44,306,677 shares issued and outstanding on December 31, 2010.	44	44
Additional Paid-In Capital	375,634	373,856
Accumulated Deficit	(73,580)	(69,519)

Rex Energy Stockholders’ Equity	302,098	304,381
Noncontrolling Interests	244	295

Total Stockholders’ Equity	302,342	304,676

Total Liabilities and Stockholders’ Equity	$480,097	$407,085

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
OPERATING REVENUE
Oil and Natural Gas Sales	$28,382	$15,530	$51,230	$32,048
Other Revenue	769	156	1,341	396

TOTAL OPERATING REVENUES	$29,151	$15,686	$52,571	$32,444

OPERATING EXPENSES
Production and Lease Operating Expenses	8,159	5,791	15,357	11,711
General and Administrative Expense	8,927	4,573	15,172	8,735
(Gain) Loss on Disposal of Assets	441	(10)	458	(7)
Impairment Expense	6,496	577	11,804	1,148
Exploration Expense	239	2,311	3,213	3,446
Depreciation, Depletion, Amortization and Accretion	6,161	5,139	12,039	10,232
Other Operating Expense	511	333	957	566

TOTAL OPERATING EXPENSES	$30,934	$18,714	$59,000	$35,381

LOSS FROM OPERATIONS	$(1,783)	$(3,028)	$(6,429)	$(3,387)

OTHER INCOME (EXPENSE)
Interest Income	3	16	10	51
Interest Expense	(250)	(167)	(559)	(331)
Gain (Loss) on Derivatives, net	7,692	4,261	614	8,053
Other Income (Expense)	32	(110)	19	(142)
Gain (Loss) on Equity Method Investments	6	(16)	(270)	(17)

TOTAL OTHER INCOME (EXPENSE)	$7,483	$3,984	$(186)	$7,614

INCOME (LOSS) BEFORE INCOME TAX	5,700	956	(6,615)	4,227
Income Tax Benefit (Expense)	(2,216)	(143)	2,496	(1,424)

INCOME (LOSS)	$3,484	$813	$(4,119)	$2,803
Net Income (Loss) Attributable to Noncontrolling Interests	44	(64)	(58)	(120)

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$3,440	$877	$(4,061)	$2,923

Earnings per common share – basic and diluted:
Basic — Net Income (Loss) Attributable to Rex Common Shareholder	$0.08	$0.02	$(0.09)	$0.07
Basic — Weighted average shares of common stock outstanding	44,363	44,028	44,337	43,082

Diluted — Net Income (Loss) Attributable to Rex Common Shares	$0.08	$0.02	$(0.09)	$0.07
Diluted — Weighted average shares of common stock outstanding	44,451	44,117	44,337	43,188

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Oil and gas sales (in thousands):
Oil sales	$16,602	$12,633	$32,450	25,363
Natural gas sales	9,069	2,745	14,734	6,366
Natural gas liquid sales	2,711	152	4,046	319
Cash-settled derivatives:
Crude oil	(496)	(864)	(643)	(1,698)
Natural gas	1,339	1,208	2,856	1,807

Total oil and gas sales including cash settled derivatives	$29,225	$15,874	$53,443	32,157

Production during the period:
Oil (Bbls)	167,838	168,900	342,919	338,655
Natural gas (Mcf)	1,899,727	669,512	3,184,395	1,334,931
Natural gas liquids (Bbls)	49,675	4,636	77,008	9,871

Total (Mcfe)[a]	3,204,805	1,710,728	5,704,437	3,426,087

Production – average per day:
Oil (Bbls)	1,844	1,856	1,895	1,871
Natural gas (Mcf)	20,876	7,357	17,593	7,375
Natural gas liquids (Bbls)	546	51	426	55

Total (Mcfe)[a]	35,216	18,799	31,519	18,929

Average price per unit:
Realized crude oil price per Bbl – as reported	$98.92	$74.80	$94.63	74.89
Realized impact from cash settled derivatives per Bbl	(2.96)	(5.12)	(1.88)	(5.01)

Net realized price per Bbl	$95.96	$69.68	$92.75	69.88

Realized natural gas price per Mcf – as reported	$4.77	$4.10	$4.63	4.77
Realized impact from cash settled derivatives per Mcf	0.71	1.80	0.90	1.35

Net realized price per Mcf	$5.48	$5.90	$5.53	6.12

Realized natural gas liquids price per Bbl – as reported	$54.58	$32.65	$52.49	$32.32
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$54.58	$32.65	$52.49	$32.32

[a]	Natural gas is converted at the rate of one Mcf to one Mcfe. Oil and natural gas liquids are converted at a rate of one Bbl to six Mcfe

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES – CURRENT HEDGING POSITION a

	2011	2012	2013
Oil Derivatives (Bbl)
Volume	288,000 Bbls	540,000 Bbls	240,000 Bbls
Ceiling	$104.69	$112.03	$120.00
Floor	$68.54	$67.10	$70.50
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	1,020,000 Mcf	1,320,000 Mcf	—
Price	$4.82	$5.58	$—
Collar Contracts
Volume	960,000 Mcf	2,400,000 Mcf	4,080,000 Mcf
Ceiling	$6.58	$6.25	$6.13
Floor	$4.91	$4.88	$5.00
Put Contracts
Volume	360,000 Mcf	—	—
Floor	$8.00	$—	$—
Put Contracts with Short Puts
Volume	360,000 Mcf	—	—
Floor	$5.00	$—	$—
Short Put	$3.68	$—	$—
Collar Contracts with Short Puts
Volume	360,000 Mcf	1,440,000 Mcf	720,000 Mcf
Ceiling	$5.25	$5.55	$5.85
Floor	$4.75	$4.88	$5.00
Short Put	$4.00	$4.00	$4.00

[a]	Oil hedges settle on the WTI – NYMEX price index while all gas hedging contracts settle on the Henry Hub NYMEX price index.

The following table has been added to provide clarification on the components of Gain on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(496)	$(864)	$(643)	$(1,698)
Natural Gas Derivatives	1,339	1,208	2,856	1,807
Interest Rate Derivatives	—	(195)	—	(391)

Total Realized Gains (Losses) from Financial Derivatives	$843	$149	$2,213	$(282)

Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$6,127	$5,418	$(1,122)	$6,527
Natural Gas Derivatives	722	(1,510)	(477)	1,452
Interest Rate Derivatives	—	204	—	356

Total Unrealized Gains (Losses) from Financial Derivatives	$6,849	$4,112	$(1,599)	$8,335

Gain on Derivatives, net	$7,692	$4,261	$614	$8,053

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net income (loss) to its EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Income (Loss)	$3,484	$813	$(4,119)	$2,803
Add Back Depletion, Depreciation, Amortization & Accretion	6,161	5,139	12,039	10,232
Add Back Non-Cash Compensation Expense	557	521	1,027	954
Add Back Interest Expense	250	167	559	331
Add Back Impairment Expense	6,496	577	11,804	1,148
Add Back Exploration Expense	239	2,311	3,213	3,446
Less Interest Income	(3)	(16)	(10)	(51)
Add Back Realized Loss on Interest Rate Derivatives	—	195	—	391
Add Back (Less) (Gain) Loss on Disposal of Assets	441	(10)	458	(7)
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(6,849)	(4,112)	1,600	(8,335)
Add Back (Less) Noncontrolling Interest Share of Net Loss (Income)	(44)	64	58	120
Add Back (Less) Equity Method EBITDAX	396	(11)	429	(11)
Add Back (Less) Income Tax Expense (Benefit)	2,216	143	(2,496)	1,424

EBITDAX	$13,344	$5,781	$24,562	$12,445

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: deferred income taxes, unrealized losses from financial derivatives, non-cash compensation and impairment, minus all gains from unrealized financial derivatives and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income (Loss) Before Income Taxes, as reported	$5,700	$956	$(6,615)	$4,227
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(6,849)	(4,112)	1,600	(8,335)
Add Back Impairment of Unproved Properties	6,496	577	11,804	1,148
Add Back Non-Cash Compensation Expense	557	521	1,027	954
Add Back (Less) Loss (Gain) on Disposal of Assets	441	(10)	458	(7)
Add Back (Less) Loss (Income) Attributable to Noncontrolling Interests	(44)	64	58	120

Income (Loss) Before Income Taxes, adjusted	$6,301	$(2,004)	$8,332	$(1,893)
Less Income Taxes, adjusted [a]	(2,450)	301	(3,144)	638

Net Income Comparable to Analyst Estimates	$3,851	$(1,703)	$5,188	$(1,255)

Basic and Diluted Net Income Comparable to Analyst Estimates per Share	0.09	(0.04)	0.12	(0.03)

[a]	Income tax adjustment represents the effect of our effective tax rate on Loss Before Income Taxes, adjusted